Exhibit 10.1

TSR PERFORMANCE STOCK UNIT GRANT AGREEMENT

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Participant: [                    ]

Grant Date: [                    ]

2015 Target Number of Performance Stock Units (the “2015 Target PSUs”)	[ ]

2016 Target Number of Performance Stock Units (the “2016 Target PSUs”)	[ ]

2017 Target Number of Performance Stock Units (the “2017 Target PSUs”)	[ ]

Maximum Number of Shares of Common Stock that may be issued pursuant to this Agreement (the “Maximum Shares”): [                    ]

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THIS TSR PERFORMANCE STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Inteliquent, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) Amended and Restated 2007 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee.

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant Performance Stock Units (“PSUs”) provided herein to the Participant, including the 2015 Target PSUs, the 2016 Target PSUs and 2017 Target PSUs (collectively, the “Target PSUs”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the PSUs provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The definitions in the Plan will apply to any term not defined in this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Performance Stock Unit. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Target PSUs specified above, with the actual number of shares of Common Stock to be issued and delivered pursuant to this grant contingent upon satisfaction of the vesting and performance conditions described in Section 3 hereof, subject to Sections 4 through 6, which may not exceed the Maximum Shares. Such grant is intended to constitute a Performance Award for purposes of the Plan. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3. Performance Goals and Vesting of PSUs

(a) The “Performance Period” for the respective PSUs granted hereunder shall be as follows: (i) for the 2015 Target PSUs: a one-year period beginning on January 1, 2015 and ending on December 31, 2015; (ii) for the 2016 Target PSUs: a two-year period beginning on January 1, 2015 and ending on December 31, 2016; and (iii) for the 2017 Target PSUs: a three-year period beginning on January 1, 2015 and ending on December 31, 2017.

(b) PSUs shall vest following the conclusion of the applicable Performance Period based on the Company’s total shareholder return (“TSR Ranking” or the “Performance Goal”) percentile rank, relative to the TSR of each company in the S&P 500 Index (“S&P 500”) and each company in the S&P Small Cap 600 Telecommunications Services Index (“S&P 600”) (collectively, the “Comparator Group”) computed during the applicable Performance Period with the company having the lowest TSR given a rank of 0% and the company with the highest TSR given a rank of 100%. After the Company’s relative ranking against each company in the applicable index has been determined during a Performance Period, the Company’s relative ranking against each company in the S&P 500 shall be weighted as two thirds (2/3) of the Comparator Group TSR and the Company’s relative ranking against each company in the S&P 600 shall be weighted as one third (1/3) of the Comparator Group TSR in order to determine the Company’s weighted average percentile rank, which shall constitute the Company’s TSR Ranking for purposes of this Agreement. The number of PSUs that become vested based upon the level of satisfaction of the Performance Goal are referred to herein as “Vested PSUs.”

(c) For purposes of this Agreement, “TSR” for the Company shall mean the sum of (i) the cumulative dividends paid during the applicable Performance Period plus (ii) the cumulative change in stock price from the beginning to the end of the applicable Performance Period expressed as a percentage return over the stock price at the beginning of such Performance Period. “TSR” for the Comparator Group shall mean the sum of (i) the cumulative dividends paid during the applicable Performance Period for each company in the Comparator Group plus (ii) the cumulative change in stock price from the beginning to the end of the applicable Performance Period of each company in the Comparator Group expressed as a percentage return over the applicable stock price at the beginning of such Performance Period, as determined by the Committee in its reasonable discretion.

(i) When computing TSR for the Company and the Comparator Group companies for the first Performance Period, the average stock price at the beginning of the Performance Period will be the average closing stock price for the Company and each company within the Comparator Group over the thirty (30) day period between June 1 and June 30 of 2014, and the average stock price at the end of the Performance Period will be the average closing stock price over the thirty (30) days in the month of December 2015. TSR will also include the total cumulative dividends paid during the first Performance Period for the Company and each company in the Comparator Group.

(ii) When computing TSR for the Company and the Comparator Group companies for the second and third Performance Periods, the average stock price at the beginning of the Performance Period will be the average closing stock price for the Company and each company within the Comparator Group over the thirty (30) days in the last month of the calendar year immediately preceding the year in which the Performance Period occurs, and the average stock price at the end of the Performance Period will be the average closing stock price over the thirty (30) days in the last month of the Performance Period. TSR will also include the total cumulative dividends paid during the applicable second or third Performance Period for the Company and each company in the Comparator Group.

(iii) If the stock of a company within the Comparator Group ceases to trade on a major exchange during a Performance Period, the TSR for that company will be calculated on the date the stock of that company ceases to trade on such exchange.

(d) The Committee shall certify the level of TSR Ranking following the end of the Performance Period and prior to settlement of the Vested PSUs. No PSUs will be considered Vested PSUs if the Company’s TSR Ranking during the Performance Period is below the 25th percentile. The Participant must remain continuously employed by the Company or any of its Subsidiaries through the end of the applicable Performance Period to be eligible to fully vest in and receive any payment of the Vested PSUs, except as otherwise specifically provided for in the Plan, this Agreement or by the Committee. Notwithstanding the forgoing, the Committee may, in its discretion, adjust the level at which the Performance Goal is satisfied based upon changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) or any other similar type events or circumstances.

(e) The amount of Vested PSUs, if any, for a Performance Period shall be determined in accordance with the chart below corresponding to the Company’s TSR Ranking (the “Vested PSU Payout Percent”). The Vested PSU Payout Percent shall be multiplied by the Target PSUs set forth in this Agreement for a particular Performance Period in determining the number of Vested PSUs. Linear interpolation shall be used to determine Vested PSUs earned between goal points listed in the chart below rounded to the nearest whole number of PSUs.

Goal Performance	Company’s TSR Ranking	Vested PSUs Payout Percent
	Lower than 25th Percentile	0%
Threshold Performance	At least 25th Percentile - and less than 30th Percentile	50%
	At least 30th Percentile - and less than 35th Percentile	60%
	At least 35th Percentile - and less than 40th Percentile	70%
	At least 40th Percentile - and less than 45th Percentile	80%
	At least 45th Percentile - and less than 50th Percentile	90%
Target Performance	At least 50th Percentile - and less than 55th Percentile	100%
	At least 55th Percentile - and less than 60th Percentile	110%
	At least 60th Percentile - and less than 65th Percentile	120%
	At least 65th Percentile - and less than 70th Percentile	130%
	At least 70th Percentile - and less than 75th Percentile	140%
Outstanding Performance	At least 75th Percentile - and less than 90th Percentile	150%
Maximum Performance	At least 90th Percentile and Higher	200%

For Example, at “Target Performance” percentile rank, 100% of the Target PSUs granted to the Participant for a particular Performance Period under this Agreement would become Vested PSUs. At the “Maximum Performance” percentile rank, 200% of the Target PSUs granted to the Participant under this Agreement would become Vested PSUs.

4. Termination without Cause Prior to Vesting. The Participant’s right to vest in any of the PSUs shall terminate in full and be immediately forfeited upon the Participant’s termination of employment for any reason. Notwithstanding the foregoing, unless the Committee elects otherwise, if the Participant’s employment with the Company is terminated without Cause after 50% of a Performance Period has past, the Participant’s number of Target PSUs for such Performance Period shall be adjusted by multiplying the number of such Target PSUs by a fraction, the numerator of which is the number of days of service from the Grant Date through the date of such termination without Cause, and the denominator of which is the total number of days in the applicable Performance Period. Such adjusted number of Target PSUs shall remain outstanding and will become Vested PSUs subject to the level of satisfaction of the Performance Goals for such Performance Period, as determined in accordance with this Section 4. The number of Vested PSUs to be settled (if any) shall then be calculated by multiplying such adjusted number of Target PSUs by the Vested PSUs Payout Percentage determined following completion of the Performance Period in accordance with Section 3 hereof.

5. Change in Control Prior to Vesting. The Participant’s right to vest in any PSUs following a Change in Control shall depend on (i) whether the PSUs are assumed, converted or replaced by the continuing entity, and (ii) the timing of the Change in Control within the Performance Period, in each case as follows:

(a) In the event that the PSUs are not assumed, converted, or replaced by the continuing entity following the Change in Control (as determined by the Committee), the Participant’s number of Target PSUs shall be adjusted by multiplying the number of such Target PSUs by a fraction, the numerator of which is the number of days from the commencement of each Performance Period through the date of such Change in Control, and the denominator of which is the total number of days in each Performance Period. The number of Vested PSUs to be settled (if any) shall then be calculated by multiplying such adjusted number of Target PSUs by the Vested PSUs Payout Percentage determined as of the date of such Change in Control in accordance with Section 3 hereof.

(b) In the event that the PSUs are assumed, converted, or replaced by the continuing entity following the Change in Control (as determined by the Committee), the number of Target PSUs that become Vested PSUs shall be determined following the conclusion of the applicable Performance Period in accordance with the level at which the Performance Goals are satisfied, determined in accordance with Section 3, subject to the terms of this Agreement.

6. Rights as a Stockholder. The Participant shall have no rights as a stockholder (including having no right to vote or to receive dividends) with respect to the Common Stock subject to the PSUs prior to the date the Common Stock is delivered to the Participant on account of the Vested PSUs in accordance with the settlement provisions of Section 7 of this Agreement. Notwithstanding the foregoing, if any dividends are paid with respect to the Common Stock of the Company during a Performance Period, additional shares of Common Stock will be issued to the Participant at the same time that the Vested PSUs are settled in Common Stock in accordance with the terms of this Agreement. The amount of such additional shares of Common Stock will be determined by multiplying (i) the total amount of dividends actually paid on a share of Common Stock prior to the date that the Vested PSUs are settled in accordance with the terms of this Agreement, by (ii) the number of Vested PSU, and then dividing such total by the Fair Market Value of the Common Stock on the last day of the applicable Performance Period, as determined by the Committee.

7. Settlement of Vested PSUs. Vested PSUs, rounded to the nearest whole unit, shall be delivered to Participant in the form of an equal number of shares of Common Stock, no later than March 15 of the calendar year following the calendar year in which the PSUs become Vested PSUs in accordance with the terms of this Agreement. PSUs that do not become Vested PSUs (a) as of the last day of the applicable Performance Period or (b) as of the Participant’s termination of employment (except as specifically provided herein) shall be immediately forfeited and the Participant shall have no further rights thereto.

8. Non-Transferability. Unless the Committee determines otherwise, no portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until settlement is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

10. Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11. Withholding of Tax. Unless a Participant elects otherwise at least 15 days in advance of the date any shares of Common Stock are delivered to the Participant, the Company shall have the power and the right to deduct or withhold a sufficient number of shares of Common Stock in order to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations). The Company will determine the precise amount to withhold based upon the market value of the Shares on the date of vesting (i.e., closing price on the business day prior to the date of vesting) at required withholding tax rates, which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs.

12. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel, the Senior Vice President of Human Resources, or any other person designated by the Committee. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given upon receipt at such address as the Participant has on file with the Company.

14. No Right to Service. Nothing in this Agreement modifies in any way the right of the Company or its Subsidiaries to terminate the Participant’s employment at any time, for any reason and with or without Cause.

15. Transfer of Personal Data. The Participant authorizes and consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by the Participant.

16. Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent as is reasonable under the circumstances.

18. Certain Adjustments. The Participant’s rights with respect to the PSUs shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other similar agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

19. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.

20. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

23. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, subject to the limitations contained in the Plan or this Agreement; (b) the grant of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs granted hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTELIQUENT, INC.

By:

Name:

Title:

PARTICIPANT

Name: